Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

KAR Auction Services, Inc.:

We consent to the incorporation by reference in registration statement (No. 333-174038) on Form S-3 and registration statements (No. 333-164032 and No. 333-168523) on Form S-8 of KAR Auction Services, Inc., of our report dated February 28, 2012, with respect to the consolidated balance sheets of KAR Auction Services, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of KAR Auction Services, Inc.

Our report dated February 28, 2012 on internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states management has excluded OPENLANE, Inc. from its assessment of internal control over financial reporting as of December 31, 2011 because it was acquired by KAR Auction Services, Inc. on October 3, 2011. We have also excluded OPENLANE, Inc. from our audit of internal control over financial reporting. Total assets and total revenues of OPENLANE, Inc. represent 5.2% and 0.9%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2011.

/s/ KPMG LLP

Indianapolis, Indiana

December 4, 2012